BankAmerica Corporation
      Charlotte, NC 28255
      Tel 704 386-5000

      BankAmerica Corporation
      Pricing Supplement No. 0215 Dated         Rule 424(b)(2)
      February 10, 1999 (To Prospectus dated    File number: 333-51367
      May 21, 1998 and Prospectus
      Supplement dated November 16, 1998)

      Senior Medium-Term Notes, Series H

      Due Nine Months or More From Date of Issue
      Fixed Rate Notes


      Principal Amount:                        $  20,000,000.00
      Issue Price:                                      100%(1)
      Commission or Discount:     1.750 %      $     350,000.00
      Proceeds to Corporation:   98.250 %      $  19,650,000.00

      Agent:                   ABN AMRO Incorporated, as Principal (1)

      Original Issue Date:     February 25, 1999

      Stated Maturity Date:    February 25, 2014

      Cusip #:                 06606N-AF-1

      Form:                    Book entry only

      Interest Rate:           6.3% per annum

      Interest Payment Dates:  25th of February and August, commencing on August 25, 1999

      Discount Note?                                        No

      May the Notes be redeemed by the Corporation prior
      to maturity?                                          Yes(See Below)

      The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring February 25, 2004 and on any Interest Payment Date ocurring in February or August thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 15 calendar days prior notice to the Noteholder and Trustee, as described in the Prospectus Supplement.

      May the notes be repaid prior to maturity at the option
      of the holder?                                        No

     (1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by ABN AMRO Incorporated.